SHAKE SHACK INC.
THIRD AMENDED & RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective Date: April 28, 2022

Non-employee members of the board of directors (the “Board”) of Shake Shack Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Third Amended & Restated Non-Employee Director Compensation Policy (as amended, this “Policy”). The cash and equity compensation described in this Policy shall be paid or be granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
1.Cash Compensation. Non-Employee Directors shall receive a cash retainer or other cash compensation in consideration for service on the Board or as a Chairman or member of any committee of the Board as described below.
a.Annual Cash Payments. Each Service Year, each Non-Employee Director who serves on the Board shall receive cash equal to $62,500, payable in four (4) equal installments of $15,625, at the conclusion of each of the four (4) occurring quarterly meetings of the Board. In addition, each Service Year, the Chairperson of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board shall receive cash equal to $10,000, $7,500 and $5,000, respectively, payable in four (4) equal installments of $2,500, $1,875, and $1,250, respectively, at the conclusion of each of the four (4) occurring quarterly meetings of the Board. The payments described in this Section 1(a) shall be referred to as the “Annual Cash Payments.” The “Service Year” shall commence on the first day of the Company’s second fiscal quarter and end on the last day of the Company’s first fiscal quarter in the following year.
b.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are eligible, receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Cash Payments as described in Section 1(a) above.
2.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to grant. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all restricted stock units (“RSUs”) granted pursuant to this Policy are subject in all respects to the terms of the Equity Plan.
a.Annual RSU Awards. Each Service Year, each Non-Employee Director who serves on the Board immediately following the annual meeting of stockholders of the Company in June shall be granted, on the next business day, RSUs with a fair value on the date of grant of $62,500 (as determined in accordance with Generally Accepted Accounting Principles), with the number of shares subject to the RSUs rounded down to the nearest whole share and subject to adjustment as provided in the Equity Plan. In addition, each Service Year immediately following the annual meeting of stockholders of the Company, the Chairperson of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board shall be granted, on the next business day, additional RSUs with a fair value on the date of grant of $10,000, $7,500, and $5,000, respectively (as determined in accordance with Generally Accepted Accounting Principles) for his or her services as Chairman of such Committee, with the number of shares subject to each such additional RSU rounded down to the nearest whole share and subject to adjustment as provided in the Equity Plan. The awards described in this Section 2(a) shall be referred to as the “Annual RSU Awards.”
b.Election of RSU Awards in Lieu of Annual Cash Payments; Elected RSU Awards.    Each Service Year, each Non-Employee Director shall have the option to elect, prior to any Service Year, to receive some or all of his or her Annual Cash Payments in the form of RSUs and shall elect among the percentages of 50%, 75% or 100% of the Annual Cash Payments to be granted in the form of RSUs. Each Non-Employee Director who serves on the Board immediately following the annual meeting of stockholders of the Company, and who has made an election under Section 2(b) shall be granted, on the next business day, RSUs with a fair value on the date of grant in a number equal to the dollar amount of the Annual Cash Payments subject to election divided by the fair value of one share of Class A common stock of the Company on the date of grant (as determined in accordance with Generally Accepted Accounting Principles), with the number of shares subject to the RSUs rounded down to the nearest whole share and subject to adjustment as provided in the Equity Plan. The awards described in this Section 2(b) shall be referred to as the “Elected RSU Awards.” Elections made under Section 2(b) shall be irrevocable for the service period in which the election is made.
c.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are eligible, receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual RSU Awards and Elected RSU Awards as described in Sections 2(a) and 2(b) above.
d.Vesting of Annual RSU Awards and Elected RSU Awards Granted to Non-Employee Directors. Each Annual RSU Award and Elected RSU Award shall vest on the first anniversary of the day on which the grant occurs, subject to the Non-Employee Director continuing in service as a Non-Employee Director through the vesting date. No portion of an Annual RSU Award or an Elected RSU Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter. All of a Non-Employee Director’s Annual RSU Awards and Elected RSU Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.